 As filed with the Securities and Exchange Commission on August 28, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

   JUSHI HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	98-1547061
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
301 Yamato Road, Suite 3250 Boca Raton, FL (Address of Principal Executive Offices)	33431 (Zip Code)

Jushi Holdings Inc. 2019 Equity Incentive Plan
(Full title of the plan)

 James Cacioppo
Chairman and Chief Executive Officer
Jushi Holdings Inc.
301 Yamato Road, Suite 3250
Boca Raton, FL 33431
(Name and address of agent for service)

(561) 617-9100
(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Alexander M. Schwartz Nicholas J Pappas Sheppard, Mullin, Richter & Hampton LLP 321 North Clark Street, 32nd Floor Chicago, Illinois 60654 (312) 499-6300	Harris Shain Jushi Holdings Inc. 301 Yamato Road, Suite 3250 Boca Raton, FL 33431 (516) 617-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 of Part I of Form S-8 is included in documents delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to applicable securities laws and regulations, the following documents, which have been filed by Jushi Holdings Inc. (the “Registrant”) with the SEC, are incorporated into this Registration Statement by reference:

•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended by that certain Form 10-K/A (Amendment No. 1) filed with the SEC on April 14, 2026;
•The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, and June 30, 2026, filed with the SEC on May 12, 2026 and July 28, 2026, respectively;
•The Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2026 and June 24, 2026, except to the extent information therein is deemed furnished and not filed pursuant to securities laws and regulations;
•The Registrant’s Current Report on Form 8-K12G3 filed with the SEC on July 31, 2026; and
•The description of the Registrant’s capital stock included as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3, filed with the SEC on July 31, 2026.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

Nevada Revised Statutes and the Registrant’s Articles and Bylaws

Nevada Revised Statutes (the “NRS”) 78.138(7) provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damage as a result of any act or failure to act in his or her capacity as a director or officer, unless the presumption of the business judgment rule set forth in NRS 78.138(3) has been rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of the law.

NRS 78.7502(1) provides that a corporation may indemnify, pursuant to that statutory mechanism, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable pursuant to NRS 78.138 or acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS 78.7502(2) provides that a corporation may indemnify, pursuant to that statutory mechanism, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person is not liable pursuant to NRS 78.138 or acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that indemnification under NRS 78.7502 may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or any other court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the statutory mechanism provided under NRS 78.7502, as described above, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the registrant’s articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

The Registrant’s bylaws provide for indemnification of our directors and officers in their respective capacities as such and in any and all other capacities in which any of the serves at the Registrant’s request to the fullest extent permitted by law.

D&O Insurance

NRS 78.752(1) provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such person against liability and expenses.
The Registrant has obtained directors and officers liability insurance (“D&O Insurance”) for the benefit of the Registrant’s directors and officers and intends to maintain such D&O Insurance. D&O Insurance is insurance coverage intended to protect individuals serving as directors or officers of a business or other type of organization from personal losses if such individuals are sued as a result of serving as directors or officers of a business or other type of organization. D&O Insurance may also cover the legal fees and other costs the business or other type of organization may incur as a result of such suits against its directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Articles of Domestication (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12G3 filed on July 31, 2026 (File No. 000-56468) and incorporated by reference herein)
4.2	Articles of Incorporation (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12G3 filed on July 31, 2026 (File No. 000-56468) and incorporated by reference herein)
4.3	Bylaws (filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K12G3 filed on July 31, 2026 (File No. 000-56468) and incorporated by reference herein)
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
10.1
Jushi Holdings Inc. 2019 Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K12G3 filed on July 31, 2026 (File No. 000-56468) and incorporated by reference herein)

10.2	Form of Incentive Stock Option Award (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K12G3 filed on July 31, 2026 (File No. 000-56468) and incorporated by reference herein)
10.3	Form of Nonstatutory Stock Option Award (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K12G3 filed on July 31, 2026 (File No. 000-56468) and incorporated by reference herein).
10.4	Form of Restricted Stock Award (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K12G3 filed on July 31, 2026 (File No. 000-56468) and incorporated by reference herein).
23.1*	Consent of Independent Registered Public Accounting Firm (Macias Gini & O’Connell LLP).
23.2*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table
*	Filed with this Registration Statement

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 28, 2026.

JUSHI HOLDINGS INC.

By:	/s/ James Cacioppo
Name: James Cacioppo
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James Cacioppo, Louis Jon Barack and Michelle Mosier, acting alone or with another attorney-in-fact, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 of the Registrant and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors, as applicable, to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James Cacioppo	Chairman and Chief Executive Officer	August 28, 2026
James Cacioppo	(principal executive officer)

/s/ Michelle Mosier	Chief Financial Officer	August 28, 2026
Michelle Mosier	(principal financial officer and principal accounting officer)

/s/ Stephen Monroe	Director	August 28, 2026
Stephen Monroe

/s/ Benjamin Cross	Director	August 28, 2026
Benjamin Cross

/s/ Marina Hahn	Director	August 28, 2026
Marina Hahn

/s/ Billy Wafford	Director	August 28, 2026
Billy Wafford